Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of Verb Technology Company, Inc. of our report dated May 14, 2020, relating to the financial statements of Verb Technology Company, Inc. (the “Company”), (which report expresses an unqualified opinion on the financial statements for the year ended December 31, 2019 modified for uncertainty relating to the substantial doubt about the Company’s ability to continue as a going concern as described in Note 1 to the financial statements) appearing in the Annual Report on Form 10-K of Verb Technology Company, Inc. for the year ended December 31, 2019 and Amendment No. 1 to Annual Report on Form 10-K/A for the fiscal year ended December 31, 2019.

We also consent to the reference to our firm under the caption “Experts” in such Prospectus.

/s/ WEINBERG & COMPANY, P.A.

Los Angeles, California

August 10, 2020